Exhibit l

March 28, 2008

Kohlberg Capital Corporation

295 Madison Avenue, 6th Floor

New York, New York 10017

Re: Kohlberg Capital Corporation

Ladies and Gentlemen:

This opinion is furnished to you in connection with the registration statement on Form N-2 (the “Registration Statement”) filed by Kohlberg Capital Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 3,100,000 transferable subscription rights (the “Rights”), and 3,100,000 shares (the “Shares”) of the Company’s common stock, $.01 par value per share (the “Common Stock”), issuable upon exercise of such Rights.

We have acted as counsel for the Company in connection with the proposed issuance of the Rights and the proposed issuance and sale of the Shares issuable upon exercise of such Rights. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Rights have been duly authorized by the Company.

2.	The Shares have duly authorized by the Company and, when issued and delivered by the Company upon exercise of the Rights in accordance with the terms as described in the Registration Statement against payment of the consideration therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included therein. In giving such consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours,

/s/  Ropes & Gray LLP

Ropes & Gray LLP